Exhibit 10.30

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (the “Agreement”), by and between Buzz Management Aggregator L.P., a Delaware limited partnership (the “Partnership”) and the individual named on the signature page hereto (the “Participant”), is made as of the date set forth on the signature page hereto (the “Signature Page”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Annex I hereto. All references herein to “dollars” or “$” are to United States dollars. The parties to this Agreement are sometimes referred to herein together as the “Parties” and individually as a “Party”.

WHEREAS, the Participant desires to invest cash in the Partnership in exchange for the issuance by the Partnership to the Participant of a number of Class A Units of the Partnership;

WHEREAS, upon the issuance of Class A Units of the Partnership to the Participant pursuant to this Agreement, Buzz Holdings L.P., a Delaware limited partnership (“Parent”) will automatically issue a corresponding number of Class A Units of Parent to the Partnership;

WHEREAS, this Agreement is one of several agreements being entered into by the Partnership with certain persons who are or will be directors or key employees or advisors of the Partnership or one or more Subsidiaries as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act; and

WHEREAS, the Parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the contributions contemplated by this Agreement.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

1. Subscription for Capital Interests.

1.1. Investment. At the Closing, the Partnership shall issue to the Participant the number of Class A Units of the Partnership set forth on the Signature Page hereto (the “Subscribed Units”) in exchange for the payment to the Partnership of $1,000,000.00 (the “Investment Amount”) by the Participant (the “Investment”).

1.2. Governing Documents. The Participant shall deliver to the Partnership complete copies of the (a) if applicable, the Consent of Spouse attached hereto as Exhibit A, duly executed by the Participant’s spouse, and (b) such other definitive documentation as is reasonably requested by the Partnership.

1.3. Closing. The closing (the “Closing”) of the issuance of the Subscribed Units hereunder shall take place on the date on which, unless otherwise agreed between the Partnership and the Participant in writing, the execution and delivery of this Agreement occurs (such date of the Closing, the “Closing Date”); provided, that the contribution, delivery and payment of the Investment Amount is made by the Participant to the Partnership within thirty (30) calendar days following the Closing Date. If the Participant fails to deliver the Investment Amount in accordance with the foregoing, unless otherwise agreed between the Partnership and the Participant in writing, the Participant shall forfeit the Subscribed Units upon the expiration of such thirty (30)-calendar day period with no consideration therefor.

1.4. Closing Condition. Notwithstanding anything in this Agreement to the contrary, the Partnership shall be under no obligation to issue and sell to the Participant any Class A Units of the Partnership unless (a) the Participant is an employee of, or consultant to, Parent or one of its Subsidiaries on the Closing Date; (b) the representations of the Participant contained in Annex II are true and correct in all material respects as of the Closing Date; and (c) the Participant is not in breach of any agreement, obligation or covenant herein required to be performed or observed by the Participant on or prior to the Closing Date.

2. Certain Sales Upon Termination of Employment or Service.

2.1. Call Option.

(a) If (i) the Participant’s employment with or service to the Employer is terminated by Employer for Cause, (ii) the Participant voluntarily resigns the Participant’s employment with or services, as applicable, to the Employer when grounds for Cause exist, or (iii) a Restrictive Covenant Violation occurs, the Partnership shall have the right, for 12 months following, as applicable, each of (x) the Termination Date or (y) the date of such Restrictive Covenant Violation (or, if later, the date on which the General Partner has actual knowledge thereof), to purchase (together with the rights in Sections 2.1(b) and 2.1(c), the “Call Option”), and each member of the Participant’s Group shall be required to sell to the Partnership, all or any portion of the Subscribed Units then held by such member of the Participant’s Group at a purchase price per Subscribed Unit equal to the lesser of (1) Fair Market Value (measured as of the date of the election to purchase such units is delivered, the “Repurchase Notice Date”) and (2) Cost; provided, that such purchase price shall not be less than zero.

(b) If the Participant’s employment with or service to, as applicable, Parent and its Subsidiaries terminates for any reason other than as provided for in Section 2.1(a), the Partnership shall have the right, for 12 months following the Termination Date, to purchase, and each member of the Participant’s Group shall be required to sell to the Partnership, all or any portion of the Subscribed Units then held by such member of the Participant’s Group at a purchase price per Subscribed Unit equal to Fair Market Value (measured as of the Repurchase Notice Date); provided, that such purchase price shall not be less than zero.

(c) In the event that the Participant engages in a Competing Business at any time after the Participant’s Termination Date (regardless of whether such conduct constitutes a Restrictive Covenant Violation), then the Partnership shall have the right, for 12 months following the date of such engagement in a Competing Business (or, if later, the date on which the General Partner has knowledge thereof), and each member of the Participant’s Group shall be required to sell to the Partnership, all or any portion of the Subscribed Units then held by such member of the Participant’s Group at a purchase price per Subscribed Unit equal to Fair Market Value (measured as of the Repurchase Notice Date). The Partnership may elect to exercise its Call Option in Section 2.1(a) in lieu of this Section 2.1(c), to the extent applicable.

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(d) If the Partnership desires to exercise the Call Option pursuant to this Section 2.1, the Partnership shall send written notice to each member of the Participant’s Group of its intention to purchase the Subscribed Units, specifying the number of Subscribed Units to be purchased and the purchase price thereof (the “Call Notice”). Subject to the provisions of Section 3, the closing of the purchase shall take place at the principal office of the Partnership on a date specified by the Partnership not later than the 30th day after the giving of the Call Notice. Notwithstanding the foregoing, if the Partnership elects not to exercise the Call Option pursuant to this Section 2.1 (or elects to exercise the Call Option with respect to less than all the Subscribed Units), the Sponsor may elect to cause one of its Affiliates or another designee to purchase such Subscribed Units on the same terms and conditions set forth in this Section 2.1 by providing written notice to each member of the Participant’s Group of its intention to purchase Subscribed Units.

2.2. Obligation to Sell Several. If there is more than one member of the Participant’s Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other members thereof, and the closing of the purchases from such other members by the Partnership shall not excuse, or constitute a waiver of its rights against, the defaulting member.

3. Certain Payment Provisions.

3.1. Certain Limitations on the Partnership’s Obligations to Purchase Subscribed Units. Notwithstanding anything to the contrary contained herein, the Partnership shall not be obligated to purchase any Subscribed Units at any time pursuant to Section 2, regardless of whether it has delivered a Call Notice, to the extent that the purchase of such Subscribed Units or the payment to the Partnership, Parent or one of its respective Subsidiaries of a cash dividend or distribution by Parent or a Subsidiary of Parent to fund such purchase (together with any other purchases of Class A Units pursuant to Section 2 or pursuant to similar provisions in agreements with other employees, service providers or equityholders, as applicable, of Parent and its Subsidiaries of which the Partnership has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result in a violation of any law, statute, rule regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local, foreign court or governmental authority applicable to the Partnership, Parent or any of its Subsidiaries or any of its or their property.

3.2. Payment for Subscribed Units. If at any time the Partnership elects to purchase any Subscribed Units pursuant to Section 2, the Partnership shall pay the purchase price for the Subscribed Units it purchases (i) first, by the cancellation of indebtedness of any kind, if any, owing from the Participant to the Partnership, Parent or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Participant’s Group receiving consideration in such repurchase) and (ii) then, by the Partnership’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Subscribed Units so purchased, duly endorsed; provided, that if (x) any of the conditions set forth in Section 3.1 exists, (y) the Partnership has a lack of available cash to purchase such Subscribed Units, as reasonably determined in good faith by the General Partner or (z) such purchase of Subscribed Units would result in a Financing Default (either directly or indirectly as a result of the prohibition

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of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the Partnership may (I) if the purchase of such Subscribed Units is pursuant to the Call Option, defer the Call Option until the date that is 18 months following such time as the General Partner concludes that such Cash Payment Restriction no longer exists or (II) satisfy payment of the portion of the cash payment so prohibited, to the extent such payment is not prohibited, by the Partnership’s delivery of a junior subordinated promissory note from Parent (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of Parent (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within 90 days following the date that is 12 months following such time as the General Partner concludes that a Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the “prime rate” (as published for JPMorgan Chase Bank, from time to time), and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by the Participant or the Participant’s Group, second to interest and third to principal. The Partnership shall have the rights set forth in clause (i) of the first sentence of this Section 3.2 whether or not the Participant or any member of the Participant’s Group is selling such Subscribed Units even if the Participant’s Group is not an obligor of the Partnership, Parent or any of its Subsidiaries. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Partnership; provided, that upon a Change of Control or an initial public offering of Parent, the principal of, and accrued interest on, any Junior Subordinated Note shall become immediately due and payable. To the extent that Parent is restricted from paying accrued interest that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, the Partnership may elect to pay the purchase price hereunder in shares or other equity securities of one of Parent’s direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price; provided, that such Subsidiary redeems such shares or other equity securities as soon as reasonably practicable for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.

3.3. Repayment of Proceeds. If (a) the Participant’s employment or service, as applicable, is terminated by the Employer for Cause, (b) Parent or Employer discovers following the Participant’s termination of employment or service, as applicable, that grounds for a termination for Cause existed at the time of such termination, or (c) a Restrictive Covenant Violation occurs, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to Parent or the Partnership, as applicable, within 10 business days after Parent’s or the Partnership’s request to the Participant therefor, an amount equal to the excess, if any, of (A) the sum of (x) the value of the Participant’s Subscribed Units (to the extent then held by the Participant’s Group) and (y) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant or any of the Participant’s permitted transferees received upon the sale or other disposition of, or distributions in respect of, the Participant’s Subscribed Units over (B) the aggregate Cost of such Subscribed Units. Any references in this Section 3.3 to grounds existing for a termination with Cause shall be determined without regard to any cure period or other procedural delay or event required prior to a finding of, or termination with, Cause.

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3.4. Parent Purchases. In the event that any Subscribed Units are purchased by the Partnership pursuant to the applicable terms of this Agreement, an equal number of Class A Units of Parent held by the Partnership shall automatically and simultaneously be purchased by Parent on the same terms unless otherwise determined by the board of directors (if any) or general partner of Parent. Notwithstanding the foregoing, purchases under this Agreement may, in the sole and absolute discretion of the General Partner, be effected by (a) causing the Partnership to redeem the relevant Class A Units of the Partnership in exchange for the corresponding Class A Units of Parent that are held by the Partnership and (b) following the redemption in clause (a), Parent purchasing such Class A Units from the relevant holder pursuant to the applicable terms of this Agreement (including, as applicable, the Limited Partnership Agreement).

4. Restrictive Covenants (Annex III). The Participant acknowledges and recognizes the highly competitive nature of the businesses of Parent and its Subsidiaries and accordingly agrees, in the Participant’s capacity as an indirect equityholder in Parent and its Subsidiaries, to the provisions of Annex III to this Agreement. The Participant acknowledges and agrees that remedies of the Partnership, Parent and their Subsidiaries at law for a breach or threatened breach of any of the provisions of Annex III would be inadequate, and the Partnership, Parent and its Subsidiaries and their respective Affiliates may suffer irreparable damages as a result of such breach or threatened breach by the Participant, regardless of whether the Participant then holds Class A Units. In recognition of this fact, the Participant agrees that, in addition to any remedies at law, (a) in the event of such a breach or threatened breach, the Partnership, Parent, Sponsor and their Affiliates shall be entitled to cease making any payments or providing any payments or providing any benefit otherwise required by this Agreement and (b) in the event of such a breach, the Partnership, Parent and their Affiliates, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

5. Miscellaneous.

5.1. Transfer Prohibited. The Participant shall not transfer the Subscribed Units except to the extent permitted under the terms of the Limited Partnership Agreement, and then only after the Participant has become a party thereto. Any transfer or attempted transfer of Subscribed Units in violation of any provision of this Agreement or the Limited Partnership Agreement shall be void, and any such purported transferee of such Subscribed Units will not be recorded on the Partnership’s books or treated as the owner of such Subscribed Units for any purpose.

5.2. Recapitalizations, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Subscribed Units, to any and all securities of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of Subscribed Units, by reason of any dividend or distribution payable in securities of the Partnership or of Parent, issuance of Class A Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

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5.3. Representations and Warranties. The Participant hereby makes to the Partnership, as of the date hereof and as of the Closing Date, the representations and warranties set forth on Annex II. The representations and warranties set forth on Annex II shall survive the Closing.

5.4. Employment by or Service with Parent or Other Subsidiaries of Parent. Nothing contained in this Agreement shall be deemed to (x) obligate the Partnership, Parent or any Subsidiary of Parent to employ or otherwise engage the services of the Participant in any capacity whatsoever or (y) prohibit or restrict the Partnership, Parent or any such Subsidiary from terminating the employment or service of the Participant at any time or for any reason whatsoever.

5.5. Cooperation. The Participant agrees to cooperate with the Partnership in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

5.6. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Partnership a valid undertaking and becomes bound by the terms of this Agreement and the Limited Partnership Agreement; provided, further, that Parent is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

5.7. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the Parties. No waiver by either Party of any of the provisions hereof shall be effective unless set forth in a writing executed by the Party so waiving.

5.8. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of, in connection with, or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns shall be brought and determined exclusively by the United States District Court for the Southern District of New York (or if such court will not accept jurisdiction, any federal court, or if such courts will not accept jurisdiction, any state court, in each case in the State of New York), and each of the Parties (on behalf of itself and any Person claiming by, through or on behalf of such Party) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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5.9. Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR OMISSIONS OF ANY PARTY IN CONNECTION WITH ANY OF SUCH AGREEMENTS.

5.10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, one business day after deposit with a reputable overnight delivery service for next business day delivery (charges prepaid), and three days after deposit in the U.S. mail (postage prepaid and return receipt requested), in each case with concurrent delivery by electronic mail (receipt confirmed), to the address set forth below or such other address as the recipient Party has previously specified to the sending Party.

(a) If to the Partnership, to:

Buzz Management Aggregator L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Attention: Martin Brand; Jon Korngold

Email: [email address]

  [email address]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory Grogan; Anthony F. Vernace

Email: [email address]

  [email address]

(b) If to the Participant, to the address and email address as shown on the books and records of the Partnership.

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5.11. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the Parties with respect to the subject matter hereof and thereof; provided, that if the Partnership, Parent, the Employer, or any of their Subsidiaries or Affiliates from time to time is or becomes a beneficiary under one or more other confidentiality, nondisclosure, non-competition, non-solicitation or non-disparagement provisions applicable to the Participant under a written agreement, policy and/or plan, such other agreement(s), policy(ies) and/or plan(s) shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter other than as specifically provided for herein.

5.12. Injunctive Relief; Specific Performance. Each Party and any permitted transferee each acknowledges and agrees that a violation of any of the terms of this Agreement will cause irreparable injury for which adequate remedy at law may not be available. Accordingly, it is agreed that the harmed party shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or equity.

5.13. Rights Cumulative; Waiver. The rights and remedies of the Participant and the Partnership under this Agreement shall be cumulative and not exclusive of any rights or remedies which either Party would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either Party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such Party’s other or further exercise or the exercise of any other power or right. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s (x) rights or privileges hereunder or (y) rights to exercise the same at any subsequent time or times hereunder.

5.14. Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement.

5.15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

5.16. Counterparts. This Agreement may be executed in separate counterparts, and by different Parties on separate counterparts each of which shall be deemed an original, but together which shall constitute one and the same instrument. Electronic forms of signatures (including e-mail, portable document format (.pdf) or similar generally accepted electronic means) shall be deemed to be originals.

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5.17. Joinder to Limited Partnership Agreement. By executing and delivering this Agreement, the Participant hereby adopts and approves the Limited Partnership Agreement and agrees, effective commencing on the date the Participant first becomes the owner of any Units or otherwise holds any interests of the Partnership in accordance with this Agreement and the Limited Partnership Agreement to be bound by, and to comply with, the provisions of the Limited Partnership Agreement as an “Employee Limited Partner” in the same manner as if the Participant were an original signatory to such agreement.

[The remainder of this page intentionally left blank.]

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BUZZ MANAGEMENT AGGREGATOR L.P.

By: Buzz Holdings GP L.L.C., its general partner

By:	/s/ Whitney Wolfe Herd
Name: Whitney Wolfe Herd
Title: Chief Executive Officer

Date: August 1, 2020

[Signature Page to Subscription Agreement]

PARTICIPANT

/s/ Tariq Shaukat
Name: Tariq Shaukat

[address]

Current Address

[address]

Permanent Address

[email address]
Email address

Please check the appropriate box:

❑ Participant is an “accredited investor”[1] within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

❑ Participant is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

                1,000,000.00

Number of Subscribed Units

[1]	You are an “accredited investor” if you meet any of the following tests:

1.	You are a director or executive officer of the Partnership;

2.

You have an individual net worth, or joint net worth with your spouse, at the time of your purchase exceeding $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse other than the primary residence of the spouse), over total liabilities. The amount of any mortgage or other indebtedness secured by an investor’s primary residence should not be included as a “liability”, except to the extent the fair market value of the residence is less than the amount of such mortgage or other indebtedness;

3.	You had individual income (excluding your spouse) in excess of $200,000 in both 2018 and 2019 and have a reasonable expectation of reaching the same income level in 2020; or

4.	You and your spouse had joint income in excess of $300,000 in both 2018 and 2019 and have a reasonable expectation of reaching the same income level in 2020.

[Signature Page to Subscription Agreement]

Exhibit A

FORM OF SPOUSAL CONSENT

I,                 , the undersigned spouse of                (the “Participant”), hereby acknowledge that I am aware that the Amended and Restated Limited Partnership Agreement of Buzz Management Aggregator L.P., dated as of                , 2020 (as may be amended from time to time, the “Partnership Agreement”), imposes certain transfer obligations and restrictions on my spouse’s Units (as defined in the Partnership Agreement). I agree that my spouse’s interest in the Units is subject to the Partnership Agreement and the agreements to be entered into in connection therewith and any interest I may have in such Units shall also be irrevocably bound by the Partnership Agreement and the agreements to be entered into in connection therewith and, further, that my community property interest in such Units, if any, shall be similarly bound by the Partnership Agreement and the agreements to be entered into in connection therewith.

I am aware that the legal, financial and other matters contained in the Partnership Agreement and the agreements to be entered into in connection therewith are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Partnership Agreement and the agreements to be entered into in connection therewith that I hereby waive such right.

Acknowledged and agreed this 1st day of
August 2020

Signature of Spouse

Address of Spouse:

Telephone:

Facsimile:

Annex I

Definitions

Affiliate. The term “Affiliate” shall have the meaning ascribed to such term in the Limited Partnership Agreement.

Cause. The term “Cause” shall have the meaning ascribed to such term in the Participant’s current written employment or service agreement, as applicable, with Parent, Employer or one of their respective Subsidiaries from time to time, as may be amended, modified or supplemented from time to time by the parties thereto (the “Employment Agreement”), and if not so defined therein, or no such Employment Agreement exists, “Cause” shall mean (i) any breach by the Participant of any of the Participant’s obligations under the Employment Agreement, if applicable, or the Limited Partnership Agreement; (ii) the continued failure or refusal of the Participant to substantially perform the duties reasonably required of the Participant as an employee or other service provider of Parent or its Subsidiaries; (iii) the Participant’s commission or conviction of or plea of guilty or nolo contendere to (1) a felony or (2) a crime involving fraud or moral turpitude (or any other crime relating to the Partnership, Parent or any of its Subsidiaries which would reasonable be expected to be materially injurious to the Partnership, Parent or any of its Subsidiaries); (iv) the Participant’s theft, dishonesty or other misconduct that would reasonably be expected to be injurious to the Partnership, Parent or any of its Subsidiaries; (v) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset of the Partnership, Parent or any of its Subsidiaries (including, without limitation, the Participant’s unauthorized use or disclosure of Confidential Information (as defined in Annex III) or other confidential or proprietary information) that would reasonably be expected to be injurious to the Partnership, Parent or any of its Subsidiaries; (vi) unlawful use (including being under the influence) or possession of illegal drugs on the premises of Parent or any of its Subsidiaries or while performing the Participant’s duties and responsibilities as an employee, agent or service provider of Parent or any of its Subsidiaries; or (vii) any violation of any law regarding employment discrimination or sexual harassment/misconduct or any act which subjects the Partnership, Parent or any of its Subsidiaries to payment or settlement of any claim on the basis of sex, age, race or other discrimination or harassment/sexual misconduct. Whether or not an event giving rise to “Cause” occurs will be determined by the General Partner in its sole discretion.

Change of Control. The term “Change of Control” shall have the meaning ascribed to such term in the Parent LP Agreement.

Competing Business. The term “Competing Business” shall mean any business activities, including any product, service or process or the research and development thereof in (i) the business of online, web-based or mobile-based matchmaking for dating or romance, (ii) online, web-based or mobile-based interpersonal matchmaking, including but not limited to professional networking; or (iii) any line of business in which the Parent Group had demonstrable and detailed plans and intent to engage while the Participant was employed by, or providing services to, the Parent Group and of which the Participant was aware. For the avoidance of doubt, products, services, and processes relating primarily to business-to-business interactions or to the business of providing technology systems and platforms to enable communication and collaboration between people or businesses, such as general purpose video conferencing, text messaging, or email services, are not included in Competing Businesses unless the Partnership, Parent or any of its Subsidiaries is engaged in providing such products, services or processes or has demonstrable and detailed plans and intent to engage in said business or to provide such products, services or processes.

Cost. The term “Cost” means the price per Subscribed Unit paid by the Participant, if any, as proportionately adjusted for all subsequent distributions of Units (other than Tax Distributions) and other recapitalizations and less the amount of any distributions made with respect to the Units pursuant to the Partnership’s organizational documents; provided, that “Cost” may not be less than zero.

Employer. The term “Employer” means the member of the Parent Group by whom the Participant is, or following the Termination Date was most recently, principally employed or providing services, as applicable, or to whom the Participant provides, or following the Termination Date was most recently providing, services, as applicable.

Fair Market Value. The term “Fair Market Value” means (i) if there is a public market for the equity of Parent on the applicable date, the value implied by the average of the high and low closing bid prices of such equity during the immediately preceding 10 trading dates on the stock exchange on which equity is principally trading or (ii) if there is no public market for the equity on such date, the value determined by the General Partner in good faith.

Financing Default. The term “Financing Default” means an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of Parent or its Affiliates from time to time (collectively, the “Financing Agreements”) and/or any restrictive covenants contained in the organizational documents of the Partnership, Parent or their respective Affiliates.

General Partner. The term “General Partner” shall have the meaning ascribed to such term in the Limited Partnership Agreement.

Limited Partnership Agreement. The term “Limited Partnership Agreement” means the Limited Partnership Agreement of Buzz Management Aggregator L.P. by and among Buzz Holdings GP L.L.C. and the other parties thereto, dated as of January 29, 2020, as may be amended from time to time.

Parent Group. The term “Parent Group” means Parent, its Subsidiaries and Affiliates.

Parent LP Agreement. The term “Parent LP Agreement” shall have the meaning ascribed to such term in the Limited Partnership Agreement.

Participant’s Group. The term “Participant’s Group” means the Participant and the Participant’s permitted transferees.

Person. The term “Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

Restrictive Covenant Violation. The term “Restrictive Covenant Violation” means the Participant’s breach of any provision of Annex III hereto or any similar corresponding provision applicable to the Participant under a written agreement between Parent or its Subsidiaries from time to time.

Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

Sponsor. The term “Sponsor” means The Blackstone Group Inc. and its Affiliates.

Subsidiary. The term “Subsidiary” shall have the meaning ascribed to such term in the Limited Partnership Agreement.

Tax Distributions. The term “Tax Distributions” shall have the meaning ascribed to such term in the Parent LP Agreement.

Termination Date. The term “Termination Date” means the date upon which the Participant’s employment with or service to, as applicable, the Employer is terminated for any reason (including death or disability).

Units. The term “Units” shall have the meaning ascribed to such term in the Limited Partnership Agreement.

Annex II

Investment Representations and Covenants of the Participant

1. Subscribed Units Unregistered.

The Participant acknowledges and represents that the Participant has been advised by the Partnership that:

(a) the offer and sale of Class A Units of the Partnership have not been registered under the Securities Act;

(b) the Subscribed Units must be held indefinitely and the Participant must continue to bear the economic risk of the investment in the Subscribed Units unless the offer and sale of the Subscribed Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c) there is no established market for Class A Units of the Partnership and it is not anticipated that there will be any public market for the Class A Units of the Partnership in the foreseeable future;

(d) a restrictive legend in the form set forth below (and any legends required by the Limited Partnership Agreement) shall be placed on the certificates, if any, representing the Subscribed Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND OTHER PROVISIONS SET FORTH IN THE LIMITED PARTNERSHIP AGREEMENT OF THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Partnership indicating that the Subscribed Units are subject to restrictions on transfer and, if the Partnership should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Subscribed Units.

2. Additional Investment Representations. The Participant represents and warrants that:

(a) the Participant is or is not an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as indicated on the Signature Page;

(b) the Participant’s financial situation is such that the Participant can afford to bear the economic risk of holding the Subscribed Units for an indefinite period of time, has adequate means for providing for the Participant’s current needs and personal contingencies, and can afford to suffer a complete loss of the Participant’s investment in the Subscribed Units;

(c) the Participant’s knowledge and experience in financial and business matters are such that the Participant is capable of evaluating the merits and risks of the investment in the Subscribed Units;

(d) the Participant understands that the Subscribed Units are a speculative investment which involves a high degree of risk of loss of the Participant’s investment therein, there are substantial restrictions on the transferability of the Subscribed Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Subscribed Units and, accordingly, it may not be possible for the Participant to liquidate the Participant’s investment in case of emergency, if at all;

(e) the Participant understands and has taken cognizance of all the risk factors related to the purchase of the Subscribed Units and, other than as set forth in this Agreement, no representations or warranties have been made to the Participant or the Participant’s representatives concerning the Subscribed Units, the Partnership, Parent or their respective prospects or other matters; and

(f) the Participant (i) has been advised that Sponsor and/or its Affiliates have entered or will enter into a management services or similar agreement with Parent and certain of its Affiliates (the “Parent Parties”) providing for the payment of certain advisory, monitoring, transactional, oversight and similar fees and expenses to and indemnification of Sponsor and/or its Affiliates (and its and their respective employees, officers, directors, agents and advisors) by the Parent Parties (the “Management Agreements”) and (ii) waives any right the Participant may have to approve, or to claim any damages with respect to, the entry by the Parent Parties into the Management Agreements or the performance by the Parent Parties of their obligations thereunder.

Annex III

RESTRICTIVE COVENANTS

1. Non-Competition; Non-Solicitation; Non-Interference. The Participant acknowledges and recognizes the highly competitive nature of the businesses of Parent and its Affiliates and accordingly agrees as follows:

(a) During the Participant’s employment or services with Parent or its Subsidiaries and (i) if the termination of the Participant’s employment or services occurs prior to July 20, 2022, until the 18-month anniversary of such termination of employment or services with the Parent Group or (ii) if the termination of the Participant’s employment or services occurs on or following July 20, 2022, until the second anniversary of such termination of employment or services with the Parent Group (the period of the Participant’s employment or services and the applicable period in clause (i) or (ii), together, the “Restricted Period”), directly or indirectly solicit or assist in soliciting in competition with the Parent Group the business of any then current or prospective client or customer with whom the Participant (or the Participant’s direct reports at the direction of the Participant) had personal contact or personal dealings on behalf of the Parent Group during the one-year period preceding the Participant’s termination of employment. During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(i) engage in any business activities involving any Competing Business in any geographical area where any member of the Parent Group engages in its business;

(ii) acquire a financial interest in, or otherwise become actively involved with, any Competing Business, directly or indirectly, as an individual partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iii) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date hereof) between the members of the Parent Group and any of their clients, customers, suppliers, partners, members or investors.

(b) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person directly or indirectly:

(i) solicit or encourage any employee of the Parent Group to leave the employment of the Parent Group;

(ii) hire or solicit for employment any employee who was employed by the Parent Group as of the date of the Participant’s termination of employment or services with the Parent Group for any reason or who left the employment of the Parent Group coincident with, or within six months prior to, the date of the Participant’s termination of employment or services with the Parent Group for any reason; or

(iii) encourage any material consultant of the Parent Group to cease working with the Parent Group.

(c) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or induce any supplier, licensee or other business, or knowingly or intentionally solicit or induce any customer, in any case, that has a relationship with any member of the Parent Group to cease doing business with, materially reduce the amount of business conducted with any member of the Parent Group, interfere with the relationship between any such customer, supplier, licensee or other business and any member of the Parent Group; or

(ii) knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by clause (c)(i) above.

(d) If a final and non-appealable judicial determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against the Participant, the provisions of this Section 1 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, notwithstanding the fact that any provision of this Section 1 is determined not to be specifically enforceable, Parent will nevertheless be entitled to recover monetary damages as a result of the Participant’s breach of such provision.

(e) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant or the Parent Group, as the case may be, is in breach of the terms hereof as determined by any court of competent jurisdiction on a party’s application for injunctive relief.

(f) Notwithstanding anything in this Section 1 of Appendix A to the contrary, the Participant may, directly or indirectly, own, solely as an investment, securities of any Competing Business which are either (a) publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (x) is not a controlling person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own 2% or more of any class of securities of such Person or (b) not so publicly traded if the Participant (x) is not a controlling person of, or a member of a group which controls, such Person, and (y) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Furthermore, if a business enterprise that engages in or is actively planning to engage in a Competing Business also engages in or actively plans to engage in any business other than a Competing Business (“Other Business Lines”), then nothing in this Appendix A shall prohibit the Participant from providing services or advice exclusively with respect to such Other Business Lines; provided, however, that, notwithstanding the foregoing, the Participant shall be prohibited from providing services or advice to an Other Business Line of any entity listed on Schedule III-1 hereto.

(g) The provisions of Section 1 hereof shall survive the termination of the Participant’s employment or services for any reason.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) The Participant acknowledges that the Confidential Information (as defined below) obtained by the Participant while employed by or providing services to Parent and its Subsidiaries is the property of the Parent Group. Therefore, the Participant agrees that the Participant shall not disclose to any unauthorized Person or use for the Participant’s own purposes (when during or after the Participant’s employment or services with the Parent Group, other than to perform the Participant’s duties and responsibilities for the Parent Group) any Confidential Information without the prior written authorization of Parent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Participant’s acts or omissions in violation of this Agreement; provided, that if the Participant receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, (A) the Participant shall, to the extent practicable and not prohibited by law, notify Parent promptly, and consult with and assist (to the extent practicable and not prohibited by law), Parent, at Parent’s expense, in seeking a protective order, (B) in the event that such protective order is not obtained, or if Parent waives compliance with the terms hereof, the Participant shall disclose only that portion of the Confidential Information which, based on the advice of the Participant’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (C) Parent shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(ii) For purposes of this Agreement, “Confidential Information” means information, observations, and data concerning the business or affairs of Parent and its Subsidiaries and Affiliates, including, without limitation, all business information (in any form or medium, including text, digital or electronic) that relates to any member of the Parent Group, or its customers, suppliers, or contractors or any other third parties in respect of which Parent or any member of the Parent Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of the Participant’s breach of this Agreement or as a result of a breach of any confidentiality obligation or other wrongful act by a third party of which the Participant has knowledge, including but not limited to, technical information or reports, formulas, trade secrets, unwritten knowledge and “know-how,” operating instructions, training manuals, customer lists, customer buying records and habits, product sales records and documents, and product development, marketing, and sales strategies, market surveys, marketing plans, profitability analyses, product cost, long-range plans, information relating to pricing, competitive strategies, and new product development, information relating to any forms of compensation or other personnel-related information, contracts, and supplier lists (in any form or medium, tangible or intangible). Confidential Information will not include such information generally known to the industry or the public or known to the Participant prior to the Participant’s involvement with Parent or any predecessor thereof, information rightfully obtained from a third party (other than pursuant to a breach by the Participant of this Agreement or as a result of a breach of any confidentiality obligation or other wrongful act by a third party of which the Participant has knowledge) or information independently developed by the Participant without violation of this Agreement. Without limiting the foregoing, the Participant and Parent each agree, to the extent not prohibited, to keep confidential the existence of, and any information concerning, any dispute between the Participant and Parent or any member of the Parent Group, except that the Participant and Parent each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such legal counsel agrees not to disclose any such information other than as reasonable to the prosecution or defense of such dispute).

(iii) The Participant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software, or intellectual property relating to the businesses of the Parent Group, in whatever form (including electronic), and all copies thereof, that are received or created by the Participant while an employee or service provider of Parent and its Subsidiaries that constitute Confidential Information and Inventions shall remain the property of the Parent Group, and the Participant shall as promptly as practicable return such property to Parent upon the termination of the Participant’s employment or service and, in any event, at Parent’s request. The Participant agrees further that any property situated on the premises of, and owned by, Parent or any member of the Parent Group, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by Parent’s personnel at any time with or without notice.

(iv) The Participant agrees further that the Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Participant has an obligation of confidentiality, and will not bring onto the premises of Parent or any member of the Parent Group any unpublished documents or any property belonging to any former employer or any other Person to whom the Participant has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(v) Pursuant to the Defend Trade Secrets Act of 2016, nothing in this Agreement, including but not limited to the Confidentiality provisions in this Section 2 and the Non-Disparagement provisions in Section 3, shall prohibit or impede the Participant from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, EEOC, OSHA, or the NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. the Participant understands and acknowledges that (a) the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Moreover, the Participant shall not be required to give prior notice to (or get prior authorization from) any member of the Parent Group regarding any such communication or disclosure. Except as required by applicable law, under no circumstance is the Participant authorized to disclose any information covered by Parent’s or its Affiliates’ attorney-client privilege or attorney work product or Parent’s or its Affiliates’ trade secrets without prior written consent of the General Partner.

(b) Intellectual Property.

(i) The Participant agrees that the results and proceeds of the Participant’s services for the Parent Group (including, but not limited to, any Confidential Information and other trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, concepts, ideas, source and object codes, programs, software, algorithms, techniques, intellectual property, improvements, matters of a literary, musical, dramatic, or otherwise creative nature, writings, and other works of authorship) resulting from services performed while an employee or service provider of Parent and any works in progress, whether or not patentable or registrable under patent, trademark, copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by the Participant, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire, and Parent (or, if applicable or as directed by Parent, any member of the Parent Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, with the right to use the same in perpetuity in any manner Parent determines in its sole discretion, without any further payment to the Participant whatsoever. Notwithstanding the foregoing, if, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire or there are any Proprietary Rights that do not accrue to Parent (or, as the case may be, any member of the Parent Group) under the immediately preceding sentence, then the Participant hereby irrevocably assigns, transfers and conveys and agrees to so assign, transfer and convey any and all of the Participant’s right, title, and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to Parent (or, if applicable or as directed by Parent, any member of the Parent Group), and Parent or such member of the Parent Group shall have the right to use the same in perpetuity throughout the universe in any manner determined by Parent or such member of the Parent Group without any further payment to the Participant whatsoever. As to any Invention that the Participant is required to assign, transfer or convey, the Participant shall promptly and fully disclose to Parent all information known to the Participant concerning such Invention.

(ii) The Participant agrees that, from time to time, as may be requested by Parent and at Parent’s sole cost and expense, the Participant shall do any and all things that Parent may reasonably deem useful or desirable to establish or document Parent’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright or patent applications or assignments. To the extent that the Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 2(b)(ii) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by Parent of ownership of any Proprietary Rights to which Parent may be entitled by operation of law by virtue of Parent’s being the Participant’s employer or service recipient. The Participant agrees further that, from time to time, as may be requested by Parent and at Parent’s sole cost and expense, the Participant shall assist Parent in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Participant shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Parent may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Participant shall execute, verify, and deliver assignments of such Proprietary Rights to Parent or its designees. The Participant’s obligation to assist Parent with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Participant’s employment with or services to Parent. the Participant hereby designates and appoints Parent and its designees as the Participant’s agent and attorney-in-fact, to act for and in the Participant’s behalf and stead to execute and file documents and to do all other lawfully permitted acts in connection with the foregoing to the extent the Participant is unable or unwilling to do so. This power of attorney is coupled with an interest and is irrevocable. the Participant shall not take any actions inconsistent with the Parent Group’s ownership rights set forth in this Section 2, including by filing to register any Inventions in the Participant’s own name.

(iii) The Participant hereby assigns and agrees to assign all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) related to any Inventions. To the extent that Moral Rights cannot be assigned under applicable law, the Participant hereby waives and agrees not to enforce any and all such Moral Rights, including, without limitation, any limitation on subsequent modification, to the fullest extent permitted under applicable law.

(iv) The Participant hereby waives and quitclaims to the Parent Group any and all claims, of any nature whatsoever, that the Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Parent Group.

(v) The Participant has listed on the attached Schedule III-2 Inventions that are owned by the Participant, in whole or jointly with others prior to the Participant’s employment with, or service to, Parent and its Subsidiaries (collectively “Prior Works”).

the Participant shall not use any Prior Works during the Participant’s employment with, or service to, Parent and its Subsidiaries, without prior written consent of Parent. If, during the Participant’s employment or service with the Parent Group, the Participant uses or incorporates into any Parent Group product, service or process any Prior Work (or any portion of a Prior Work), in any manner whatsoever, the Participant grants Parent a perpetual (or the maximum time period allowed by applicable law), sublicensable, assignable, royalty-free right and worldwide license to use, modify, reproduce, reduce to practice, market, distribute, communicate and/or sell such Prior Work or portion of such Prior Work used by the Participant in such Parent Group product, service or process.

3. Non-Disparagement. The Participant agrees not to make, or cause any other Person to make, any communication that is intended to defame or disparage, has the effect of defaming or disparaging, or is in any manner likely to be harmful to, or to the business or personal reputation of, Parent, Partnership or any member of the Parent Group or any of their affiliates, agents or advisors (or any of its or their respective employees officers or directors) (it being understood that comments made in the Participant’s good faith performance of the Participant’s duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement). Following termination of the Participant’s employment or services with the Parent Group, (a) no statement will be made in the name of or on behalf of Parent or Partnership and (b) Parent and Partnership shall instruct their respective executive officers, the members of their respective governing body and those who routinely participate in Parent Group management and governance meetings to not make any communication, in either case of clause (a) or (b), that is intended to defame or disparage, has the effect of defaming or disparaging, or is in any manner likely to be harmful to, or to the business or personal reputation of, the Participant (it being understood that comments made in the ordinary course of an individual’s good faith performance of one’s duties shall not be deemed disparaging or defamatory for purposes of this Agreement). Nothing contained in this Section 3 is intended to prevent any Person from testifying truthfully in any legal proceeding.